MASTER MID CAP GROWTH TRUST

FILE # 811- 10125

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
12/14/01	American Pharmaceutical	$43,200	$144,000,000	CIBC World Markets
		$	$
		$	$